Exhibit 4.7
WARRANT
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SAID ACT AND ARE SUBJECT TO THE TERMS AND PROVISIONS OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION (THE “CERTIFICATE OF INCORPORATION”) OF THE CORPORATION AS MAY BE AMENDED OR RESTATED FROM TIME TO TIME, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE CORPORATION AND WILL BE FURNISHED TO THE HOLDER ON REQUEST TO THE SECRETARY OF THE CORPORATION.
ARTICLE NINTH OF THE CERTIFICATE OF INCORPORATION (“ARTICLE NINTH”) PROVIDES THAT, SUBJECT TO CERTAIN EXCEPTIONS, FOR SO LONG AS THE CORPORATION SHALL CONTROL, DIRECTLY OR INDIRECTLY, A CONTROLLED NATIONAL SECURITIES EXCHANGE, (A) NO PERSON, EITHER ALONE OR TOGETHER WITH ITS RELATED PERSONS, MAY OWN, DIRECTLY OR INDIRECTLY, OF RECORD OR BENEFICIALLY, SHARES OF STOCK OF THE CORPORATION CONSTITUTING MORE THAN 40% OF ANY CLASS OF CAPITAL STOCK OF THE CORPORATION; (B) NO EXCHANGE MEMBER, EITHER ALONE OR TOGETHER WITH ITS RELATED PERSONS MAY OWN, DIRECTLY OR INDIRECTLY, OF RECORD OR BENEFICIALLY, SHARES OF STOCK OF THE CORPORATION CONSTITUTING MORE THAN 20% OF ANY CLASS OF CAPITAL STOCK OF THE CORPORATION; AND (C) NO PERSON, EITHER ALONE OR TOGETHER WITH ITS RELATED PERSONS, AT ANY TIME MAY, DIRECTLY, INDIRECTLY OR PURSUANT TO ANY VOTING TRUST, AGREEMENT, PLAN OR OTHER ARRANGEMENT, VOTE OR CAUSE THE VOTING OF SHARES OF THE CAPITAL STOCK OF THE CORPORATION OR GIVE ANY CONSENT OR PROXY WITH RESPECT TO SHARES REPRESENTING MORE THAN 20% OF THE VOTING POWER OF THE THEN ISSUED AND OUTSTANDING CAPITAL STOCK OF THE CORPORATION, NOR MAY ANY PERSON, EITHER ALONE OR TOGETHER WITH ITS RELATED PERSONS, ENTER INTO ANY AGREEMENT, PLAN OR OTHER ARRANGEMENT WITH ANY OTHER PERSON, EITHER ALONE OR TOGETHER WITH ITS RELATED PERSONS, UNDER CIRCUMSTANCES THAT WOULD RESULT IN THE SHARES OF CAPITAL STOCK OF THE CORPORATION THAT ARE SUBJECT TO SUCH AGREEMENT, PLAN OR OTHER ARRANGEMENT NOT BEING VOTED ON ANY MATTER OR MATTERS OR ANY PROXY RELATING THERETO BEING WITHHELD, WHERE THE EFFECT OF SUCH AGREEMENT, PLAN OR OTHER ARRANGEMENT WOULD BE TO ENABLE ANY PERSON, EITHER ALONE OR TOGETHER WITH ITS RELATED PERSONS, TO VOTE, POSSESS THE RIGHT TO VOTE OR CAUSE THE VOTING OF SHARES OF THE CAPITAL STOCK OF THE CORPORATION WHICH WOULD REPRESENT MORE THAN 20% OF SAID VOTING POWER. CAPITALIZED TERMS HAVE THE MEANINGS SET FORTH IN ARTICLE NINTH. ARTICLE NINTH ALSO PROVIDES, AMONG OTHER THINGS, FOR RESTRICTIONS ON ANY SALE, TRANSFER, ASSIGNMENT OR PLEDGE, THAT WOULD VIOLATE THE PROVISIONS OF ARTICLE NINTH AND FURTHER PROVIDES FOR THE RIGHT OF THE CORPORATION TO REDEEM SUCH SHARES TRANSFERRED OR VOTED IN VIOLATION OF ARTICLE NINTH. ANY ISSUANCE, SALE, ASSIGNMENT, TRANSFER OR OTHER DISPOSITION OF THE SHARES EVIDENCED BY THIS CERTIFICATE IN VIOLATION OF ARTICLE NINTH SHALL BE NULL AND VOID.
MIAMI INTERNATIONAL HOLDINGS, INC.
Warrant To Purchase Common Stock

Date of Issuance: November 4, 2024	Number of Shares: 236,160
MIAMI INTERNATIONAL HOLDINGS, INC., a Delaware corporation (the “Company” or the “Corporation”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, WPCS FF Excelsior, L.P. (“Holder”), the registered holder hereof or its permitted assigns, is entitled, subject to the terms set forth below, to purchase from the Company in whole or in part upon surrender of this Warrant, at any time or times on or after the Issuance Date (as defined herein), but not after 11:59 P.M. Eastern Time on the Expiration Date (as defined herein) 236,160 fully paid, and nonassessable shares of Common Stock (as defined herein) of the Company at the exercise price per share provided in Section 1(a)(xx) below, as such price may be subsequently adjusted. This Warrant to Purchase Common Stock of the Company is issued pursuant to the Credit Facility (as defined below).
Section 1.    General.
(a)    Definitions. The following words and terms as used in this Warrant shall have the following meanings:
(i)    “Aggregate Exercise Price” means an amount equal to the product of (A) the number of Warrant Shares in respect of which this Warrant is then being exercised pursuant to Section 2, multiplied by (B) the Warrant Exercise Price.
(ii)    “Aggregate Warrant Shares” means, collectively, the Warrant Shares and such shares of Common Stock (or other securities) issuable at any time upon exercise of the Other WP Warrant.
(iii)    “beneficially owned,” or “own beneficially” or any derivative thereof shall have the meaning set forth in Rule 13(d)-3 under the Exchange Act.
(iv)    “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to remain closed.
(v)    “Common Stock” means (i) the Company’s common stock, par value $0.001 per share, and (ii) any capital stock into which such Common Stock shall have been changed or any capital stock resulting from a reclassification of such Common Stock.
(vi)    “Common Equity Valuation” means the product of (x) the price per share of Common Stock (or the exercise price or conversion price per share of other equity or debt securities that are convertible into, or exchangeable for, Common Stock) issued or sold by the Company in one or more transactions following the date of this Warrant multiplied by (y) the number of fully-diluted shares of common stock of the Company outstanding as of the date of such calculation (determined using the treasury stock method and taking into account outstanding in-the-money options and warrants), which number shall not include the number of shares of Common Stock to be issued as described in the foregoing clause (x).
(vii)    “Credit Facility” means that certain Loan Agreement dated as of August 21, 2024, by and among Miami International Holdings, Inc., as borrower, Skylight Aggregator, L.P., as term loan lender and administrative agent, and each lender from time to time party thereto.
(viii)    “Expiration Date” means the eighth (8th) anniversary of the Original Issuance Date; provided, however, that if the Expiration Date is not a Business Day, then the Expiration Date shall be the first Business Day immediately following such date.
(ix)    “Fair Market Value” means, as of any particular date, with respect to the Common Stock: (A) the volume weighted average of the closing sales prices of the Common Stock for such day on all domestic securities exchanges on which the Common Stock may at the time be listed; (B) if there have been no sales of the Common Stock on any such exchange on any such day, the average of the highest bid and lowest asked prices for the Common Stock on all such exchanges at the end of such day; (C) if on any such day the Common Stock is not listed on a domestic securities exchange, the volume weighted average of the closing sales price of the Common Stock as quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association for such day; or (d) if there have been no sales of the Common Stock on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association on such day, the average of the highest bid and lowest asked prices for the Common Stock quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association at the end of such day, in each case, averaged over twenty (20) consecutive Business Days ending on the Business Day immediately prior to the day as of which “Fair Market Value” is being determined; provided that, if the Common Stock are listed on any domestic securities exchange, then the term “Business Day” as used in this sentence means Business Days on which such exchange is open for trading. If at any time the Common Stock is not listed on any domestic securities exchange or quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association, and as of any particular date with respect to the Warrants, the “Fair Market Value” of the Common Stock or the Warrants shall be the fair market value of the Common Stock or Warrants, respectively, as determined in good faith by the Board of Directors of the Company and, in the case of the Warrants, based on a Black-Scholes option pricing model, taking into account (x) the value of the Common Stock determined in accordance with this definition, (y) the remaining term of the Warrants prior to the Expiration Date and (z) other reasonable and customary inputs; provided that, if the Holder shall object to any such determination, then the Holder shall retain an independent appraiser reasonably satisfactory to the Company to determine such fair market value and the Company and the Holder shall cooperate in good faith with and provide all information reasonably requested by such independent appraiser and instruct such independent appraiser to make any such determination within 30 days of its engagement for such purpose. The expenses, costs and fees related to such appraisal shall be borne by the Company.
(x)    “Issuance Date” means the date hereof.
(xi)    “Original Issuance Date” means August 21, 2024.
(xii)    “OTC Bulletin Board” means the Financial Industry Regulatory Authority OTC Bulletin Board electronic inter-dealer quotation system.
(xiii)    “Other WP Warrant” means the other warrant being issued to the Holder on the date hereof with respect to 4,554,676 shares of Common Stock (or other securities) issuable at any time upon exercise of such Other WP Warrant.
(xiv)    “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.
(xv)    “Pink OTC Markets” means the OTC Markets Group Inc. electronic inter-dealer quotation system, including OTCQX, OTCQB and OTC Pink.
(xvi)    “Put Right Date” means the date that is the sixth (6th) anniversary of the Original Issuance Date; provided, however, that if the Put Right Date is not a Business Day, then the Put Right Date shall be the first Business Day immediately following such date.
(xvii)    “Qualified IPO” means an underwritten public offering by the Company, or any parent company thereof, of its common Equity Interests (as such term is defined in the Credit Facility) on the New York Stock Exchange or the NASDAQ that (a) results in a publicly traded float of at least $500,000,000 based on the price for such common Equity Interests in such Qualified IPO (which for the avoidance of doubt shall include any Equity Interests that may be subject to an underwriter “lock-up” or similar agreement in connection with such Qualified IPO) and (b) where the aggregate primary and secondary offering proceeds, net of underwriting discounts and commissions, are at least $250,000,000.
(xviii)    “Related Person” means with respect to any Person: (A) any “affiliate” of such Person as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (B) any other Person with which such first Person has any agreement, arrangement or understanding (whether or not in writing) to act together for the purpose of acquiring, voting, holding or disposing of shares of the capital stock of the Corporation; (C) in the case of a Person that is a company, corporation or similar entity, any executive officer (as defined under Rule 3b-7 under the Exchange Act) or director of such Person and, in the case of a Person that is a partnership or limited liability company, any general partner, managing member or manager of such Person, as applicable; (D) in the case of any Person that is a registered broker or dealer that has been admitted to membership in one or more national securities exchanges directly or indirectly controlled by the Company (each, a “Controlled National Exchange”) (such Person, an “Exchange Member”), any Person that is associated with the Exchange Member (as determined using the definition of “person associated with a member” as defined under Section 3(a)(21) of the Exchange Act); (E) in the case of a Person that is a natural person and Exchange Member, any broker or dealer that is also an Exchange Member with which such Person is associated; (F) in the case of a Person that is a natural person, any relative or spouse of such Person, or any relative of such spouse who has the same home as such Person or who is a director or officer of the Corporation or any of its parents or subsidiaries; (G) in the case of a Person that is an executive officer (as defined under Rule 3b-7 under the Exchange Act) or a director of a company, corporation or similar entity, such company, corporation or entity, as applicable; and (H) in the case of a Person that is a general partner, managing member or manager of a partnership or limited liability company, such partnership or limited liability company, as applicable.
(xix)    “Securities Act” means the U.S. Securities Act of 1933, as amended.
(xx)    “Warrant” means this Warrant and all Warrants issued in exchange, transfer or replacement thereof.
(xxi)    “Warrant Exercise Price” shall be $4.27295 per share of Common Stock, as such price may be subsequently adjusted as provided herein.
(xxii)    “Warrant Shares” means the shares of Common Stock (or other securities) issuable at any time upon exercise of this Warrant.
(b)    Other Definitional Provisions.
(i)    Except as otherwise specified herein, all references herein (A) to the Company shall be deemed to include the Company’s successors and (B) to any applicable law defined or referred to herein shall be deemed references to such applicable law as the same may have been or may be amended or supplemented from time to time.
(ii)    When used in this Warrant, the words “herein”, “hereof”, and “hereunder” and words of similar import, shall refer to this Warrant as a whole and not to any provision of this Warrant, and the words “Section”, “Schedule”, and “Exhibit” shall refer to Sections of, and Schedules and Exhibits to, this Warrant unless otherwise specified.

(iii)    Whenever the context so requires, the neuter gender includes the masculine or feminine, and the singular number includes the plural, and vice versa.
Section 2.    Exercise of Warrant.
(a)    Subject to the provisions hereof, this Warrant may be exercised by the Holder, in whole or in part, by the surrender of this Warrant, together with a completed exercise agreement in the form attached hereto (the “Exercise Agreement”), to the Company during normal business hours on any Business Day at the Company’s principal executive offices (or such other office or agency of the Company as it may designate by notice to the holder hereof), and upon payment to the Company in cash, by certified or official bank check or by wire transfer for the account of the Company of the Exercise Price for the Warrant Shares specified in the Exercise Agreement. The Warrant Shares so purchased shall be deemed to be issued to the Holder or the Holder’s designee, as the record owner of such shares, as of the close of business on the date on which this Warrant shall have been surrendered, the completed Exercise Agreement shall have been delivered, and payment shall have been made for such shares as set forth above. Certificates for the Warrant Shares so purchased, representing the aggregate number of shares specified in the Exercise Agreement, shall be delivered to the Holder within a reasonable time after this Warrant shall have been so exercised. The certificates so delivered shall be in such denominations as may be requested by the Holder and shall be registered in the name of the Holder. If this Warrant shall have been exercised only in part, then, unless this Warrant has expired, the Company shall, at its expense, at the time of delivery of such certificates, deliver to the holder a new Warrant representing the number of shares with respect to which this Warrant shall not then have been exercised.
(b)    Notwithstanding anything to the contrary in Section 2(a) hereof, in lieu of exercising this Warrant for cash, the Holder may elect to receive shares equal to the value of this Warrant (or the portion thereof being exercised) by surrender of this Warrant at the principal office of the Company together with notice of such election (a “Net Exercise”). A Holder who Net Exercises shall have the rights described in Section 2(a) hereof, and the Company shall issue to such Holder a number of Warrant Shares computed using the following formula:
X =  Y(A – B)
A
where:
X = The number of Warrant Shares to be issued to the Holder.
Y = The number of Warrant Shares for which the Warrant is being exercised.
A = The Fair Market Value of one (1) share of Common Stock (at the date of such calculation).
B = The Warrant Exercise Price (as adjusted to the date of such calculation).
(c)    If the Holder of this Warrant has not elected to exercise this Warrant prior to expiration of this Warrant pursuant to the preamble, then this Warrant shall automatically (without any act on the part of the Holder) be exercised in accordance with and subject to Section 2(b) effective immediately prior to the expiration of the Warrant to the extent such Net Exercise would result in the issuance of Warrant Shares, unless the Holder shall earlier provide written notice to the Company that the Holder desires that this Warrant expire unexercised. If this Warrant is automatically exercised pursuant to this Section 2(c), the Company shall notify the Holder of the automatic exercise as soon as reasonably practicable, and the Holder shall surrender the Warrant to the Company in accordance with the terms hereof.

Section 3.    Covenants as to Warrant Shares. The Company hereby covenants and agrees as follows:
(a)    This Warrant is, and any Warrants issued in substitution for or replacement of this Warrant will upon issuance be, duly authorized and validly issued.
(b)    All Warrant Shares which may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof.
(c)    During the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized and reserved at least one hundred percent (100%) of the number of shares of Common Stock needed to provide for the exercise of the rights then represented by this Warrant and the par value of said shares will at all times be less than or equal to the applicable Warrant Exercise Price. If at any time the Company does not have a sufficient number of shares of Common Stock authorized and available, then the Company shall call and hold a special meeting of its stockholders within ninety (90) days of that time for the sole purpose of increasing the number of authorized shares of Common Stock.
(d)    The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may reasonably be requested by the Holder in order to protect the exercise privilege of the Holder against dilution or other impairment, consistent with the tenor and purpose of this Warrant. The Company will not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Warrant Exercise Price then in effect, and will take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant.
(e)    This Warrant will be binding upon any entity succeeding to the Company by merger, consolidation or acquisition of all or substantially all of the Company’s assets.
(f)    So long as this Warrant and/or the Other WP Warrant is held by Skylight Aggregator, L.P. or any of its affiliates and is unexercised with respect to 75% of the Aggregate Warrant Shares, the Company will not, without prior written consent of the Holder, issue additional warrants in respect of shares of Common Stock at an exercise price per share corresponding to a Common Equity Valuation of equal to or greater than $1,000,000,000 unless such issuance is determined and approved, in good faith, by a majority of disinterested directors of the Company, to be for any strategic reason (which shall include, without limitation, bona fide joint ventures with third parties who are not affiliates of the Company, issuances to encourage additional volume or order flow or similar transactions).
(g)    If the Company shall at any time or from time to time after the Issuance Date declare, issue or fix a record date for the determination of eligible holders entitled to receive a dividend or other distribution payable with respect to its outstanding shares of Common Stock, other than dividends or distributions subject to Section 8(a), the Company shall pay to the Holder on the effective date of such dividend or distribution, (i) in the event of a cash dividend or cash distribution, an amount of cash and (ii) in the event of an in-kind dividend or distribution, an amount of the same type and form of consideration as is being received by all holders of Common Stock, each in an amount equal to the amount that the Holder would have been entitled to receive in respect of the number of Warrant Shares for which this Warrant could have been exercised for cash as of such record date by delivery to the Holder of a certified or official bank check payable to the order of the Holder or by wire transfer of immediately available funds to an account designated in writing by the Holder or, in the event of an in-kind dividend or distribution, by the same means of delivery by which such dividend or distribution is delivered to holders of Common Stock.
(h)    The Company shall not take any action that would result in a change of the U.S. federal income tax classification of the Company or any successor entity as a “C corporation.”
Section 4.    Taxes. The Company shall pay any and all taxes, except any applicable withholding, which may be payable with respect to the issuance of this Warrant and the delivery of Warrant Shares upon exercise of this Warrant, as well as upon the execution, delivery, performance or enforcement of this Warrant.
Section 5.    Holder Not Deemed a Stockholder. Except as otherwise specifically provided herein, including, but not limited to the payment of any dividend or distribution pursuant to Section 3(g), no holder, as such, of this Warrant shall be entitled to vote or receive dividends or be deemed the holder of shares of capital stock of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder hereof, as such, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which the Holder is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company. Notwithstanding this Section 5, the Company will provide the Holder with copies of the same notices and other information given to the stockholders of the Company generally, contemporaneously with the giving thereof to the stockholders.
Section 6.    Representations of Holder. The Holder, by the acceptance hereof, represents that it is acquiring this Warrant and the Warrant Shares for its own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution of this Warrant or the Warrant Shares, except pursuant to sales registered or exempted under the Securities Act; provided, however, that by making the representations herein, the Holder does not agree to hold this Warrant or any of the Warrant Shares for any minimum or other specific term and reserves the right to dispose of this Warrant and the Warrant Shares at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act. The Holder further represents, by acceptance hereof, that, as of this date, the Holder is an “accredited investor” as such term is defined in Rule 501(a)(1) of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act (an “Accredited Investor”). Upon exercise of this Warrant the Holder shall, if reasonably requested by the Company, confirm in writing, in a form reasonably satisfactory to the Company, that the Warrant Shares so purchased are being acquired solely for the Holder’s own account and not as a nominee for any other party, for investment, and not with a view toward distribution or resale and that the Holder is an Accredited Investor. If the Holder cannot make such representations because they would be factually incorrect, it shall be a condition to the Holder’s exercise of this Warrant that the Company receive such other representations as the Company considers reasonably necessary to assure the Company that the issuance of its securities upon exercise of this Warrant shall not violate any United States or state securities laws.
Section 7.    Ownership and Transfer. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the Holder), a register for this Warrant, in which the Company shall record the name and address of the person in whose name this Warrant has been issued, as well as the name and address of each transferee. The Company may treat the person in whose name any Warrant is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any transfers made in accordance with the terms of this Warrant. Upon a transfer of this Warrant, in whole or in part, if requested by the transferee or transferor, and upon surrender of the original Warrant, the Company shall (x) execute and deliver a new Warrant in the name of the transferee and in the denominations specified in such instrument of transfer, (y) in the event of a partial transfer, issue to the transferor a new Warrant evidencing the portion of this Warrant not so transferred and (z) promptly cancel this Warrant.
Section 8.    Adjustment of Warrant Exercise Price and Number of Shares. The Warrant Exercise Price and the number of shares of Common Stock issuable upon exercise of this Warrant shall be adjusted from time to time as follows:
(a)    In case the Company shall (i) declare a dividend or make a distribution on its outstanding shares of Common Stock in shares of Common Stock, (ii) subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, combination or reclassification shall be adjusted so that it shall equal the price determined by multiplying the Exercise Price by a fraction, the denominator of which shall be the number of shares of Common Stock outstanding after giving effect to such action, and the numerator of which shall be the number of shares of Common Stock immediately prior to such action. Such adjustment shall be made each time any event listed above shall occur.
(b)    Whenever the Exercise Price payable upon exercise of each Warrant is adjusted pursuant to Subsection (a) above, the number of shares purchasable upon exercise of this Warrant shall simultaneously be adjusted by multiplying the number of shares initially issuable upon exercise of this Warrant by the Exercise Price in effect on the Issuance Date and dividing the product so obtained by the Exercise Price, as adjusted.
(c)    If, at any time while this Warrant is outstanding, the Company issues additional shares of Common Stock (or other equity or debt securities that are convertible into, or exchangeable for, Common Stock) either (i) at a price per share corresponding to a Common Equity Valuation of less than $1,000,000,000 or (ii) without consideration (including Common Stock (or other equity or debt securities that are convertible into, or exchangeable for, Common Stock) issued as share-based compensation), then the Company shall increase the number of Warrant Shares that shall be issuable hereunder (which, for the avoidance of doubt, shall be on the same terms and conditions hereof) by (or issue to the Holder additional Warrants subject to the same terms and conditions hereof that shall be exercisable for) a number of shares of Common Stock equal to two percent (2%) of the number of shares of Common Stock issued (or issuable upon the conversion or exchange of other equity or debt securities issued) in such issuance for no additional consideration and simultaneous with such issuance. Notwithstanding the foregoing, the number of Warrant Shares issuable hereunder shall be reduced in an amount equal to two percent (2%) of the number of shares of Common Stock canceled, terminated or surrendered to the Company in connection with the termination of stock options or warrants, termination/cancellation of unvested stock awards or the surrender of shares of Common Stock to the Company for purposes of tax withholding or net exercises of stock options or warrants, provided that the total number of Warrant Shares subject to this Warrant shall not be reduced below the number of Warrant Shares subject to this Warrant upon the original issuance date of this Warrant.
(d)    All calculations under this Section 8 shall be made to the nearest cent or to the nearest share, as the case may be. Anything in this Section 8 to the contrary notwithstanding, the Company shall be entitled, but shall not be required, to make such changes in the Exercise Price in addition to those required by this Section 8, as it shall determine, in its sole discretion, to be advisable in order that any dividend or distribution in shares of Common Stock, or any subdivision, reclassification or combination of Common Stock, hereafter made by the Company shall not result in any Federal Income tax liability to the holders of the Common Stock or securities convertible into Common Stock (including warrants).
(e)    Whenever the Exercise Price is adjusted, as herein provided, the Company shall promptly cause a notice setting forth the adjusted Exercise Price and adjusted number of shares issuable upon exercise of each Warrant to be mailed to the Holder, at its last address appearing in the Company’s Warrant Register. The Company may retain a firm of independent certified public accountants selected by the Board of Directors (who may be the regular accountants employed by the Company) to make any computation required by this Section 8, and a certificate signed by such firm shall be conclusive evidence of the correctness of such adjustment.
Section 9.    Consent to Exercise Restrictions. Notwithstanding anything contained in this Warrant to the contrary, in no event shall the Holder be entitled to exercise this Warrant for a number of Warrant Shares in excess of that number of Warrant Shares which, upon giving effect to such exercise, would cause the aggregate number of shares of Common Stock owned by the Holder, either alone or together with its Related Persons, directly or indirectly, of record or beneficially, to exceed 19.99% of the outstanding shares of the Common Stock following such exercise. Upon the written request of any Holder, the Company shall promptly, but in no event later than five (5) Business Days following the receipt of such notice, confirm in writing to any such Holder the number of shares of Common Stock then outstanding.
Section 10.    Reorganization, Reclassification, Consolidation, Merger or Sale. If after the Issuance Date the Company shall (a) effect any recapitalization, reorganization or reclassification of the Company or any of its securities, (b) consolidate with or merge into one or more other persons which results in the Warrant Shares being converted or exchanged for other securities or (c) effect any sale or other disposition of all or substantially all of the assets of the Company and its subsidiaries (each, a “Reorganization Event”), then and in each such case, the Holder, upon the exercise of this Warrant after such Reorganization Event shall be entitled to receive, in lieu of the Warrant Shares that the Holder would have been entitled to receive upon such exercise prior to such Reorganization Event (but without limiting the right to receive any consideration owed as a result of Section 3(g)), the stock or other securities or property which the Holder would have been entitled to receive upon such Reorganization Event (or, if applicable, the record date thereof) in respect of the number of Warrant Shares for which this Warrant could have been exercised. If after such Reorganization Event, the Warrant is exercisable for securities of a corporation or entity other than the Company, then as a condition to effecting the Reorganization Event, the Company shall cause such corporation or entity to duly execute and deliver, upon request to the Holder a supplement hereto acknowledging such corporation’s or other entity’s obligations under this Warrant promptly (and, in any event, within fifteen (15) Business Days) following the completion of such Reorganization Event; and in each such case, the terms of this Warrant shall be applicable to the shares of stock or other securities or property receivable upon the exercise of this Warrant after the consummation of such Reorganization Event.
Section 11.     Put Provision. Any time after the earliest to occur of (i) the date on which any Event of Default (as defined in the Credit Facility) that has occurred under the Credit Facility and is continuing beyond the expiration of any applicable cure period provided therein, (ii) the date on which there occurs a repayment in full of the amount borrowed under the Credit Facility in accordance with the terms provided therein or (iii) the Put Right Date, the Holder may, at its sole option, elect (such right, the “Put Right”) to require the Company to redeem, in whole or in part, any unexercised portion of this Warrant from the Holder for a purchase price equal to the Fair Market Value of such unexercised portion of the Warrant (or, in the case of a partial put, of the portion of the Warrant which the Holder has elected for the Company to redeem) (the “Put Price”) by delivery of a written notice to the Company (the “Put Notice”). In the event the Put Right is exercised pursuant to the foregoing clause (i) or (ii), the Put Price shall be due and payable by the Company in cash within thirty (30) calendar days after the Company’s receipt of a valid Put Notice. In the event the Put Right is exercised pursuant to the foregoing clause (ii) or (iii), the Put Price may be payable by the Company at its sole option in equal quarterly installments starting thirty (30) calendar days following the Company’s receipt of a valid Put Notice pursuant to the foregoing clause (ii) or (iii) and ending on the Expiration Date (with all payments being due not later than the Expiration Date). The Put Right shall terminate upon the earlier of the occurrence of a Qualified IPO or the Expiration Date. For the avoidance of doubt, any exercise of this Put Right for less than all of the unexercised portion of this Warrant shall not extinguish this Put Right or any other rights of the Holder hereunder with respect to any remaining unexercised portion of this Warrant. All amounts payable under the Put Right shall be made without deduction or withholding for any taxes, unless such deduction or withholding is required by applicable law, and if any such deduction or withholding is required by applicable law as a result of the Company exercising its option to pay the Put Price in quarterly installments, the Company will pay additional amounts such that Holders entitled to such payments will receive the amount that such person would otherwise have received but for such deduction or withholding (including any such deduction or withholding on the additional amounts).
Section 12.     Lost, Stolen, Mutilated or Destroyed Warrant. If this Warrant is lost, stolen, mutilated or destroyed, the Company shall promptly, on receipt of an indemnification undertaking (or, in the case of a mutilated Warrant, the Warrant), issue a new Warrant of like denomination and tenor as this Warrant so lost, stolen, mutilated or destroyed.
Section 13.    Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given and received: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the recipient’s next Business Day, (c) five (5) days (ten (10) days for international delivery) after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) Business Day (or two (2) Business Days for international delivery) after deposit with a nationally recognized overnight courier, specifying next Business Day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth below or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section. The addresses for such communications shall be:
If to the Company:    Miami International Holdings, Inc.
7 Roszel Road, Suite 1A
Princeton, NJ 08540

Attention: [***]
Tel. No.: [***]
with copies to:    Gallagher, Briody and Butler
116 Village Blvd., Suite 310
Princeton, NJ 08540
Attention: [***]
Tel. No.: [***]
Fax No.: [***]
If to the Holder, to the address set forth in the books and records of the Company.
Section 14.    Date. The date of this Warrant is set forth on page 1 hereof. This Warrant, in all events, shall be wholly void and of no effect after the close of business on the Expiration Date.
Section 15.    Amendment and Waiver. Except as otherwise provided herein, the provisions of the Warrants may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Holder; provided that no such action may increase the Warrant Exercise Price or decrease the number of shares or class of stock obtainable upon exercise of any Warrant without the written consent of the Holder.
Section 16.    Descriptive Headings; Governing Law. The descriptive headings of the several sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. This Warrant and any controversy arising out of or relating to this Warrant shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of New York. Each party hereby irrevocably submits to the jurisdiction of the United States District Court sitting in the Southern District of New York and the courts of the State of New York located in New York county, for the adjudication of any dispute hereunder or in connection herewith or therewith, or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.
Section 17.    Waiver of Jury Trial. AS A MATERIAL INDUCEMENT FOR EACH PARTY HERETO TO ENTER INTO THIS WARRANT, THE PARTIES HERETO HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING RELATED IN ANY WAY TO THIS WARRANT AND/OR ANY AND ALL OF THE OTHER DOCUMENTS ASSOCIATED WITH THIS TRANSACTION.
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IN WITNESS WHEREOF, the Company has caused this Warrant to be signed as of the date first set forth above.

MIAMI INTERNATIONAL HOLDINGS, INC.

By: /s/ Thomas P. Gallagher
Name: Thomas P. Gallagher
Title: Chairman and Chief Executive Officer

EXHIBIT A TO WARRANT
EXERCISE NOTICE
TO BE EXECUTED
BY THE REGISTERED HOLDER TO EXERCISE THIS WARRANT
MIAMI INTERNATIONAL HOLDINGS, INC.
The undersigned holder (the “Holder”) hereby exercises the right to purchase ______________ of the shares of Common Stock (“Warrant Shares”) of Miami International Holdings, Inc., a Delaware corporation (the “Company”), evidenced by the attached Warrant (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.
Specify Method of exercise by check mark:
1.     ___    Cash Exercise
(a)    Payment of Warrant Exercise Price. The Holder shall pay the sum of $______________ to the Company in accordance with the terms of Section 2(a) of the Warrant.
(b)    Delivery of Warrant Shares. The Company shall deliver to the Holder _________ Warrant Shares in accordance with the terms of the Warrant.
2.     ___    Net Exercise
(a)    Payment of Warrant Exercise Price. In lieu of making payment of the exercise price in cash, the Holder elects to receive upon such exercise the net number of shares of Common Stock determined in accordance with the terms of the Net Exercise formula set forth in Section 2(b) of the Warrant.
(b)    Delivery of Warrant Shares. The Company shall deliver to the Holder _________ Warrant Shares in accordance with the terms of the Warrant.
Name of Registered Holder
By:____________________________
Name:__________________________
Title:___________________________

EXHIBIT B TO WARRANT
FORM OF WARRANT POWER
FOR VALUE RECEIVED, the undersigned does hereby assign and transfer to ________________, Federal Identification No. __________, a warrant to purchase ____________ shares of the capital stock of Miami International Holdings, Inc., a Delaware corporation, represented by warrant certificate no. _____, standing in the name of the undersigned on the books of said corporation. The undersigned does hereby irrevocably constitute and appoint ______________, attorney to transfer the warrants of said corporation, with full power of substitution in the premises.

Dated:

By:
Name:
Title: